AMENDMENT AGREEMENT
This Amendment Agreement (“Amendment”), dated as of July 6, 2016 to the Purchase and Sale Agreement dated as of February 17, 2015 by and between El Paso Electric Company, a Texas corporation (“EPE”) and Arizona Public Service Company, an Arizona corporation (“APS”) (the “PSA”), is by and among EPE, APS and 4C Acquisition, LLC, a Delaware limited liability company (“4CA” and, together with EPE and APS, the “Amendment Parties”).
Recitals:
A.In the PSA, EPE has agreed to sell, and APS has agreed to acquire, all of EPE’s participation interests in the Four Corners Power Plant and certain other facilities and assets associated therewith or ancillary thereto.
B.Under Section 11.7 of the PSA, APS has the right to assign the PSA to an Affiliate, and if the assignee is an Affiliate of Pinnacle West Capital Corporation (“PNW”), and PNW guarantees the obligations of the assignee, then APS shall be novated from its obligations under the PSA.
C.APS desires to assign the PSA to 4CA, which is an Affiliate of PNW, and PNW has agreed to provide the guarantee to EPE in order to novate APS.
D.The assets subject to the PSA include the Leased Property, which includes, without limitation, the Facilities Lease and other items set forth in Schedule 2.1(b) to the PSA.
E.The assignment of the Leased Property is, pursuant to the terms of the Facilities Lease, “subject to the prior written consent of the [Navajo] Nation, which consent shall not be unreasonably withheld, nor conditioned upon any payments or changes to the terms or conditions of the respective leases, other than normal administration fees” (the “Navajo Consent”).
F.The assumption by 4CA, as the assignee of APS, of EPE’s payment obligations under the Leased Property pursuant to the PSA is not subject to the consent of the Navajo Nation.
G.The assets subject to the PSA also include all rights-of-way, easements, grants and privileges appurtenant to the Owned Real Property or the Leased Property, including, without limitation, the items set forth on Schedule 2.1(c) to the PSA. Schedule 2.1(c) referenced the right of way granted July 6, 1966 that expires July 6, 2016. Since the date of the PSA a new right of way has been granted pursuant to that certain Grant of Federal Rights-of-Way Easements, dated August 4, 2015 (the “New ROW”), and the Amendment Parties intend that EPE’s interest therein be assigned to 4CA as part of the assets.
H.Pursuant to Section 12 of the New ROW, EPE’s interest in the New ROW may not be assigned without the consent of the Navajo Nation (the “ROW Consent”), which consent may not be unreasonably withheld.

I.The Amendment Parties have recently determined that obtaining the Navajo Consent and/or the ROW Consent may require legislation which cannot be finalized prior to the scheduled closing to be held under the PSA on July 6, 2016.
J. The Amendment Parties nevertheless desire to close the transactions contemplated in the PSA as scheduled on July 6, 2016 even if the Navajo Consent and/or the ROW Consent has not yet been delivered.
Now, therefore, the Amendment Parties agree as follows:
1.Definitions. All capitalized terms used and not otherwise defined herein shall have the respective meaning given them in the PSA.
2.    Assignment and Assumption; Guarantee.
(a)    APS hereby assigns to 4CA all right, title and interest in and to the PSA as Purchaser thereunder. 4CA hereby assumes and agrees to be bound by all of the obligations of Purchaser set forth in the PSA as if 4CA were originally named as Purchaser thereunder.
(b)    APS represents and warrants to 4CA and EPE that (i) the PSA was duly and validly authorized by all necessary corporate action required on the part of APS, and no other corporate proceedings on the part of APS were necessary to authorize the PSA or to authorize APS to enter into this Amendment, (ii) the person who signed the PSA on behalf of APS and is signing this Amendment on behalf of APS, was and is duly empowered to do so, (iii) the PSA was, and this Amendment is, valid and binding on APS, in accordance with its terms, and (iv) APS was in good standing in Arizona and New Mexico when the PSA was executed and is currently in good standing in Arizona and New Mexico.
(c)    4CA hereby expressly adopts and makes to EPE the representations and warranties of Purchaser set forth in Article 5 of the PSA; provided that in light of the organizational structure of 4CA, the representations set forth in Sections 5.1, 5.2 and 5.3 of the PSA, for the purposes of Section 9.4 of the PSA, are hereby amended in their entirety and adopted by 4CA as follows:
5.1 Organization and Existence. Purchaser is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as is now being conducted. Purchaser has heretofore delivered to Seller a complete and correct copy of its Certificate of Formation as currently in effect.
5.2 Execution, Delivery and Enforceability. Purchaser has full limited liability company power to enter into, and carry out its obligations under, this Agreement and the Ancillary Agreements which are executed by Purchaser and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary

Agreements which are executed by Purchaser, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company action required on the part of Purchaser and no other proceedings on the part of Purchaser are necessary to authorize this Agreement and the Ancillary Agreements to which it is a party or to consummate the transactions contemplated hereby and thereby. Assuming Seller’s due authorization, execution and delivery of this Agreement and the Ancillary Agreements when executed by Seller, this Agreement does and the Ancillary Agreements when executed by Purchaser, will constitute the valid and legally binding obligations of Purchaser, enforceable against Purchaser in accordance with its and their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors’ rights and by general equitable principles.
5.3 No Violation. Subject to Purchaser obtaining the Purchaser’s Required Regulatory Approvals and the Purchaser’s Required Consents, neither the execution and delivery of this Agreement or any of the Ancillary Agreements executed by Purchaser, nor the compliance with any provision hereof or thereof, nor the consummation of the transactions contemplated hereby or thereby will:

(a)	violate, or conflict with, or result in a breach of any provisions of the Certificate of Formation of Purchaser;

(b)
result in a default (or give rise to any right of termination, cancellation or acceleration) under or conflict with any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, license, or agreement or other instrument or obligation to which Purchaser is a party or by which Purchaser may be bound, except for such defaults (or rights of termination or acceleration) as to which requisite waivers or consents have been, or prior to the Closing Date will have been, obtained;

(c)
violate any law, rule, regulation, order, writ, injunction, or decree, applicable to Purchaser or any of its assets, except where such violations, individually or in the aggregate will not affect the validity or enforceability of this Agreement or the Ancillary Agreements or the validity of the transactions contemplated hereby or thereby; or

(d)	require consent or approval of, filing with, or notice to any Person which, if not obtained would prevent Purchaser from performing its obligations hereunder.
(d)    APS and 4CA hereby represent and warrant to EPE that 4CA is an Affiliate of PNW. Concurrently with the execution of this Amendment by the Amendment Parties, PNW has agreed to deliver to EPE the Guarantee in the form attached hereto as Exhibit A. EPE hereby agrees that from and after the date of this Amendment and the execution and delivery of the Guarantee to EPE, and in consideration of the Guarantee, APS shall be and is novated from the PSA, and shall have no liability to EPE whatsoever thereunder. From and after the date of this Amendment and the execution and delivery of the Guarantee to EPE, EPE shall look solely to 4CA under the PSA, and to PNW under the Guarantee, and not to APS under the PSA.
(e)    All notices, requests, demands and other communications under the PSA to 4CA shall be addressed as follows:
If to Purchaser:
4C Acquisition, LLC
400 North Fifth Street, Station 9074
Phoenix, Arizona 85004
Attn: David Falck, Secretary
With a copy to:
Arizona Public Service Company
400 North Fifth Street, Station 8695
Phoenix, Arizona 85004
Attn: Shirley Baum, Associate General Counsel

3.    Navajo Consent and ROW Consent.
(a)    In accordance with Section 6.1(a) of the PSA, the Parties shall use Commercially Reasonable Efforts to obtain the Navajo Consent and ROW Consent prior to July 6, 2016 to satisfy the obligations set forth in Sections 3.7(e)(ii) and 3.7(k), respectively, of the PSA.
(b)    If the Navajo Consent is not obtained prior to July 6, 2016, then its delivery as a condition to closing under Section 8.7 of the PSA shall be waived and the delivery of the documents set forth in Section 3.7(b) of the PSA shall be deemed sufficient to satisfy EPE’s obligation to assign the Leased Real Property under the PSA.
(c)    In the event that the closing under the PSA occurs under the circumstances set forth in Section 3(b) of this Amendment, the conditions precedent to closing set forth in Sections 8.4 and 8.5 of the PSA as they relate specifically to the need for the Navajo Consent shall be deemed satisfied if the Officer’s Certificate delivered by Seller refers to this Amendment and is otherwise in the form required by the PSA.

(d)    If the Navajo Consent and/or the ROW Consent is not obtained prior to July 6, 2016, then the Parties agree to continue to use Commercially Reasonable Efforts in accordance with Section 6.9 of the PSA following the closing in order to obtain the Navajo Consent and/or the ROW Consent, as the case may be.
(e)    The provisions of this Section 3 shall terminate on the later to occur of (i) the closing under the PSA, (ii) the date upon which the Navajo Consent is delivered to EPE and 4CA, and (iii) the date upon which the ROW Consent is delivered to EPE and 4CA.
4.    Full Force and Effect. This Amendment is entered into pursuant to Section 11.3 of the PSA and, except as specifically amended or waived hereunder, each obligation, term and condition of the PSA shall remain in full force and effect.
[Signature page follows]

IN WITNESS WHEREOF, the Amendment Parties have executed this Amendment as of the date first above written.

EL PASO ELECTRIC COMPANY, a Texas corporation
By:	/s/ Rocky R. Miracle
Name: Rocky R. Miracle
Title: Senior Vice President, Corporate Services and Chief Compliance Officer

ARIZONA PUBLIC SERVICE COMPANY, an Arizona corporation
By:	/s/ David A. Hansen
Name: David A. Hansen
Title: Vice President, Fossil Generation

4C ACQUISITION, LLC, a Delaware limited liability company
By:	/s/ James R. Hatfield
Name: James R. Hatfield
Title: Treasurer

[Signature Page to Amendment Agreement]